Move, Inc. Acquires TigerLead Solutions, LLC

Acquisition improves agent efficiency with "Smarter Leads" and offers a best-in-class suite of end-to-end real estate solutions

CAMPBELL, Calif., Sept. 4, 2012 /PRNewswire/ -- Move, Inc. (NASDAQ: MOVE), home of REALTOR.com® – the most trusted site in real estate search – announced today the acquisition of TigerLead Solutions, LLC, a premier lead generation and lead management system for real estate professionals. The acquisition of TigerLead extends Move's lead generation product set and enables Move to deliver a complete suite of end-to-end solutions to help real estate professionals connect with consumers and grow their businesses, including:

  REALTOR.com®: The industry's most accurate and engaging online and mobile destination used by serious consumers who are looking to buy, sell or rent a home
  ListHub: Real estate's largest network for responsible listing distribution, connecting more than 47,000 brokerage partners and their MLS partners with over 125 third-party publishers
  Top Producer CRM: The intelligent real estate CRM solution that helps agents manage their businesses by staying in touch with prospects and clients through meaningful, personal communication and valuable industry information
  TigerLead: The newest piece of the Move suite enables real estate professionals to generate, cultivate, and manage "Smarter Leads" and gain deep insights into consumer "DNA" with industry-leading analytics

(Logo: http://photos.prnewswire.com/prnh/20080213/MOVEINCLOGO)

"Move has long been the leader in the online real estate space. Bringing TigerLead under the Move umbrella extends our value to our customers in a tangible way that will deliver more high quality leads and help facilitate more real estate transactions," said Steve Berkowitz, Chief Executive Officer of Move. "By adding an agent-branded website and search solution that richly complements the leads generated by REALTOR.com®, this acquisition further enables Move to deliver the best suite of solutions to both consumers and real estate professionals. No other company has our breadth of solutions that connect consumers with properties and local agents, while delivering a complete set of productivity tools to agents that let them manage their business from initial lead generation through to transaction close and beyond."

Used by thousands of agents nationwide, the TigerLead platform provides real estate professionals a powerful solution for capturing, cultivating, and managing buyer and seller leads. For brokers and teams, the platform also provides an enterprise-class lead management system that gives 24/7 visibility into the entire team's lead follow-up performance. This unique platform provides a potent closed-cycle system that combines strong Search Engine Marketing (SEM) expertise with a sophisticated IDX platform and lead management system to help agents generate "Smarter Leads," leads that are delivered with unique insights such as how many times a user has returned to the site to search, price ranges and the amount of times homes are viewed.

"TigerLead has built a powerful platform that delivers real results, and we will continue to provide a strong return on investment for our clients, enhance the strengths of our product offering, and respond to all of our customer needs," said Howard Tager, co-founder of TigerLead. "Additionally, with TigerLead now part of the Move family, there is a tremendous opportunity to enhance our existing product by leveraging Move's industry-leading online consumer traffic and engagement as well as capitalizing on its strength in mobile technology – an area where TigerLead's customers have expressed a very strong interest."

Subsequent to the acquisition, the existing TigerLead team will remain intact, with co-founders Howard Tager, Art Sawyer, and Adam Ingersoll continuing to run the TigerLead business supported by their experienced management team. The purchase price for the acquisition was $22 million in cash and will be reflected in Move's third quarter 2012 financial statements.

Guidance Update

Move, Inc. is making the following adjustments to its previous guidance:

For the third quarter 2012, the company is increasing its revenue guidance and currently expects revenue to be in the range of $49 million to $49.5 million with an adjusted EBITDA margin of approximately 14%.

For the full year 2012, the company is increasing its revenue guidance and currently expects revenue to be in the range of $197 million to $199 million, with an adjusted EBITDA margin of approximately 14%.

About MOVE, Inc.
Move, Inc. (NASDAQ:MOVE), the leader in online real estate, operates: Realtor.com® and the award-winning Realtor.com suite of real estate search mobile apps; Top Producer Systems, a leading developer of real estate sales and marketing software; ListHub, the leading syndicator of real estate listings and performance reports; TigerLead, a leading provider of leads and a lead management system to real estate professionals; Move.com; Moving.com, a leading destination for information on new homes and rental listings, moving, home and garden and home finance and SeniorHousingNet. Move, Inc. is based in Campbell, California.

Use of Non-GAAP Financial Measures

Move uses a non-GAAP measure of net income excluding net interest income, income tax expense and certain other non-cash and non-recurring items, principally depreciation, amortization and stock-based compensation and other charges, which is referred to as Adjusted EBITDA. These non-GAAP adjustments are provided to enhance the user's overall understanding of Move's current financial performance and its prospects for the future and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. These non-GAAP measures are the primary basis management uses for planning and forecasting its future operations. Move believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results and a more consistent basis for comparison between quarters and should be carefully evaluated. Move, Inc. has reported Adjusted EBITDA because management uses it to monitor and assess the Company's performance and believes it is helpful to investors in understanding the Company's business.

This press release may contain forward-looking statements, including information about management's view of Move's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Move, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Move files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Move's future results. The forward-looking statements included in this press release are made only as of the date hereof. Move cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Move expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact:
The Blueshirt Group
415-217-7722
Todd Friedman, todd@blueshirtgroup.com
Stacie Bosinoff, stacie@blueshirtgroup.com

Media Contact:
Jennifer DuBois
805-557-8037
jennifer.dubois@move.com